Exhibit 10.24

TRANSITIONAL SERVICES AGREEMENT

THIS TRANSITIONAL SERVICES AGREEMENT (this Agreement), dated as of March 28, 2007, by and between Linde Gas Inc., a Delaware corporation (Linde) and INO Therapeutics LLC, a Delaware limited liability company (the Service Recipient and together with Linde, the Parties).

W I T N E S S E T H

WHEREAS, as of February 22, 2007, Linde, Linde AG, Ikaria Holdings, Inc., Ikaria Acquisition Inc., and Ikaria, Inc., entered into that certain Sale and Purchase Agreement (the SPA) providing for (among other things) the sale of 100% of the equity interests of the Service Recipient from Linde to Ikaria Acquisition Inc.; and

WHEREAS, pursuant to the SPA, as of the Closing Date (as defined therein), the Parties have agreed that Linde shall provide the Services to the Service Recipient on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

As used herein, the following terms have the following meanings:

Affiliate means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person (and for this purpose, the term control means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of voting securities, by contract or otherwise).

Agreement has the meaning set forth in the preamble.

Closing Date the meaning set forth in the recitals.

Linde has the meaning set forth in the preamble.

Parties has the meaning set forth in the preamble.

Person means any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

Service Charge means the service charge for each of the Services set forth on Exhibit A.

Service Provider means Linde or an Affiliate of Linde.

Service Recipient has the meaning set forth in the preamble.

Services means the services set forth on Exhibit A and such additional services as the Parties hereto shall mutually agree from time to time (which other services shall, upon such agreement, be Services hereunder).

SPA has the meaning set forth in the recitals.

1.2                               Interpretation

For purposes of this Agreement:

(a)                                  the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)                                 any pronoun shall include the corresponding masculine, feminine and neuter forms to the extent applicable;

(c)                                  the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)                                 the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)                                  any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, subject to any applicable restrictions on amendment, supplement or modification;

(f)                                    any reference herein to any person, or to any person in a specified capacity, shall be construed to include such person’s successors and permitted assigns;

(g)                                 all references in this Agreement to designated “Sections” and “Exhibits” are to the designated Sections of, and Exhibits to, this Agreement; and

(h)                                 the words “herein”, “hereof, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, clause or other subdivision.

2.                                      SERVICES

Linde hereby agrees that it will provide or will cause any other Service Provider to provide the Services to the Service Recipient.

3.                                      SERVICE CHARGES AND BENEFIT CHARGES

3.1                               Service Charges

In consideration for providing the Services hereunder, the Service Recipient shall pay Linde a Service Charge for each of the Services as specified in Exhibit A.  Except as contemplated by Section 3.2(d) and (e) below, Service Recipient shall pay the Service Charges, by check or wire transfer, not later than the end of the next full calendar month following the Service Recipient’s receipt of any invoice relating to the Services.

3.2                               Benefit Charges

In addition to the payment of the Service Charges contemplated by Section 3.1, the Service Recipient shall pay the Service Provider the benefit charges as specified in Exhibit B.  With respect to these benefit charges listed in Exhibit B, the Parties agree and acknowledge that:

(a)                                  all wages and employer paid payroll taxes, including FICA and federal and state unemployment, will be calculated by ADP and actual costs paid by the Service Recipient;

(b)                                 all transition systems, benefit plans and processes will be provided under the existing Linde group structure, except for the Linde 401(k) Plan, which will not be available to the Service Recipient or its employees;

(c)                                  the services for benefits and payroll are linked and cannot be provided individually;

(d)                                 payment for the benefit charges is due within 15 days from the end of each calendar month; and

(e)                                  payment for payroll, payroll taxes, benefit charges, and accounts payable payments made to employees of the Service Recipient shall be charged directly to a separate bank account of the Service Recipient for immediate payment as incurred.

3.3                               Acknowledgement by Service Recipient

By its execution hereby, the Service Recipient acknowledges and agrees that all Services provided hereunder are provided only in respect of the existing configuration and reporting structure, and all Service Charges are based on providing services to the Service Recipient only.  The Service Recipient further acknowledges and agrees that providing Services to more than one Person would require administrative and other costs, fees and expenses in addition to those taken into account in the Service Charges, and shall only be provided with the consent of the Service Provider (in its sole discretion), and in such case, on service charges in addition to the Service Charges.

4.                                      TERM AND TERMINATION

This Agreement shall be effective as of the date hereof and, with respect to each of the Services, shall continue for the respective terms as specified in Exhibit A, unless the Parties mutually agree, in accordance with the terms of this Agreement, to extend such period or to terminate such Services.  This Agreement shall terminate automatically at the moment the term of each of the Services specified in Exhibit A has ended in accordance with the terms hereof and all charges as contemplated by Sections 3.1 and 3.2 have been satisfied in full.  Termination of this Agreement shall not relieve any Party from liability for breach of any of its representations, warranties, covenants or agreements set forth herein to the extent that the act or omission giving rise to such liability occurs on or prior to such termination.  All amounts due or owing under this Agreement shall be paid in full within 20 business days after the date of termination.  No Party shall be liable for any costs, losses, or incidental, consequential or other special damages incurred by any other Party as a result of termination of this Agreement.

5.                                      INDEPENDENT CONTRACTORS

For the purposes of the transactions contemplated by this Agreement, including, without limitation, any of the Service Providers providing Services to the Service Recipient, the Parties agree that they are contractors independent of one another, and that there is no actual or implied agency between any of the Parties.

6.                                      MISCELLANEOUS

6.1                               Assignment

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto.  Any attempted assignment in violation of this Section 6.1 shall be null and void and of no effect.

6.2                               No Third-Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

6.3                               Notices

(a)                                  All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand to the Party to be notified, (b) when sent by facsimile if sent during the normal business hours of the Party to be notified, if not, then on the next business day or (c) when received by the Party to be notified, if sent by an internationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties from time to time).  All such notices and other communications shall be sent:

(i)                                     if to Linde or any other Service Provider:

Linde AG Leopoldstrasse 252 D-80807 Munich, Germany Attention: Juergen Nowicki, Head of Finance & Control Facsimile: +49 89 35 757-1505	The BOC Group, Inc. 575 Mountain Avenue Murray Hill, New Jersey 07974 Attention: Bob Wowk, Head of Finance & Control North America Facsimile: +1 908 464-2234

with copies (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer, LLP 520 Madison Avenue, 34th Floor New York, NY 10022 United States of America Attention: Matthew F. Herman, Esq. Facsimile: +1 212-277-4001	The BOC Group, Inc. 575 Mountain Avenue Murray Hill, New Jersey 07974 Attention: General Counsel Facsimile: +1 908 464-2234

(ii)           if to the Service Recipient:

INO Therapeutics LLC
6 Route 173
Clinton, NJ 08809
Attention: Chief Financial Officer
Facsimile: +1 908-238-6699

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004

Attention:	Aviva Diamant, Esq.
Angelique Mamby, Esq.
Facsimile: +1 212-859-4000

(b)                                 Either Party may change the address to which notice is to be given to such Party by giving a notice to each other Party in writing stating that such newly designated address shall be such Party’s address for purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

6.4                               Counterpart Execution and Facsimile Delivery

This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  Any such counterpart may be delivered by a Party by facsimile.

6.5                               Entire Agreement

This Agreement contains the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

6.6                               Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

6.7                               Specific Performance

Each Party acknowledges and agrees that, in addition to any other remedies that may be available to it, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance, and each Party hereby waives, and agrees that it will not raise, any defense to such an action for specific performance of the terms of this Agreement based on any obligation of the other Parties to mitigate damages or based upon the other Parties having an adequate remedy at law or a breach of this Agreement not giving rise to irreparable harm.

6.8                               Consent to Jurisdiction

Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 6.3 above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.8.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

6.9                               Governing Law

This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York.

6.10                        Waiver of Jury Trial

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF,

UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

6.11                        Amendments and Waivers

This Agreement may not be amended or modified except by an instrument in writing signed on behalf of Linde and the Service Recipient.  Linde may waive compliance by the Service Recipient, and the Service Recipient may waive compliance by Linde, with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform, by an instrument in writing signed by Linde or the Service Recipient, as the case may be, specifically setting forth such waiver.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

LINDE GAS INC.:

By:	/s/ Pat Murphy (JPB)
Name: Pat Murphy
Title: President

INO THERAPEUTICS LLC:

By:	/s/ Dennis L. Smith
Name: Dennis L. Smith
Title: President & CEO

EXHIBIT A

THE SERVICES; SERVICE CHARGES

Information Technology

Service:	Service Provider shall provide Service Recipient the following Services:

(A)

Data center operations services for SAP accounting and HR functions. Services provided shall cover use of SAP hardware and systems software, backups and restores, environmental systems (facilities, electrical, UPS, back-up power generators, and HVAC). In the event of an outage or disaster SAP Accounting and HR systems will be restored using commercially reasonable efforts; and

(B)	Provide telephone help desk support for end-users of Lotus Notes and SAP Accounting and HR functions.

Term:	180 calendar days from the Closing Date.

Service Charge:	Monthly charge for services and equipment usage is $9,100.

General Ledger Accounting

Service:	Service Provider shall provide Service Recipient the following Services:

(A)	Perform monthly closing activities to produce trial balance for final review by the Service Recipient;

(B)	Perform account reconciliations, analyses, journal entries, payroll accounting, and chart of accounts maintenance;

(C)	Maintain fixed-asset sub-ledgers and reconciliations on capital expenditures transacted; and

(D)	Enable and grant to INO online, real-time access to the accounting systems and financial statements.

Term:	30 calendar days from the Closing Date.

Service Charge:	Monthly Service Charge is $10,500.

Accounts Payable

Service:	Service Provider shall provide Service Recipient the following Services:

(E)	Vendor master maintenance;

(F)	Posting of invoices; and

(G)	Issuing payments directly to vendors/employees either by check or electronic means.

Term:	30 calendar days from the Closing Date. With option to extend for further 30 days, advance notice to be given 15 days after Closing Date.

Service Charge:	Monthly Service Charge is $6,000.

Tax Reporting (I)

Service:	Service Provider shall provide Service Recipient the following Services:

(A)	Preparation and filing of sales and use tax returns based on information provided by INO; and

(B)	Preparation and filing of property tax returns using SAP fixed asset and trial balance data.

Term:	60 calendar days from the Closing Date.

Service Charge:	Monthly Service Charge is $9,500.

Tax Reporting (II)

Service:	Service Provider shall provide Service Recipient consulting services to support transfer of tax reporting to outsource providers.

Term:	60 calendar days from the Closing Date.

Service Charge:	Daily fee is $1,000.

Human Resources and Payroll:

Service:	Service Provider shall provide Service Recipient the following Services:

(C)	Maintenance of HR personnel data within SAP;

(D)	Transmission of HR data to payroll provider, ADP, for calculation and payment of payroll (ADP fees paid directly by the Service Recipient and not included in Service Charge described below); and

(E)

Administration of existing benefits package (it being understood that the existing benefits package shall exclude, for the avoidance of doubt, the Linde 401(k) Plan, which will not be available to the Service Recipient after the Closing Date).

Term:	120 calendar days from the Closing Date.

Service Charge:	Monthly Service Charge is $9,500.

EXHIBIT B

BENEFITS CHARGES FROM SERVICE PROVIDER TO SERVICE RECIPIENT

(b)                                 Aetna Medical

Employees of the Service Recipient can elect medical coverage through Aetna.  Only employees of the Service Recipient are included in the plan.  The full cost of the Aetna coverage will be billed to the Service Recipient.

(c)                                  Aetna Long Term Disability

Actual premiums paid to Aetna for employees of the Service Recipient will be billed to the Service Recipient.

(d)                                 United Healthcare

Linde’s self-insured medical coverage has been elected by some employees of the Service Recipient.  Monthly actual claims paid and vendor-supplied administrative services for the entire plan net of all employee payroll deductions and COBRA contributions are accumulated.  These total costs are divided by the current number of Linde and the Service Recipient’s active employees in the plan.  The average cost per active employee will be billed to the Service Recipient for each employee of the Service Recipient in the plan.

The Service Recipient will be charged each month that current employees are covered by the plan.  The cost for the run out of claims will be billed to the Service Recipient, i.e., the Service Recipient will be billed for the Service Recipient’s claims that were incurred while the Linde coverage was in effect but are paid after the Linde coverage ends; provided that the Service Recipient will not be billed under this Agreement for any claims by the Service Recipient’s employees that were actually incurred prior to the Closing Date and relating to the period of time prior to the Closing Date but paid after the Closing to the extent required to be assumed by “Seller” (as defined in the SPA) pursuant to Section 7.8(a) of the SPA.

(e)                                  MetLife Dental Insurance

Linde’s self-insured dental coverage has been elected by some employees of the Service Recipient.  Monthly actual claims paid and vendor-supplied administrative services for the entire plan net of all employee payroll deductions and COBRA contributions are accumulated.  These total costs are divided by the current number of Linde and the Service Recipient’s active employees in the plan.  The average cost per active employee will be billed to the Service Recipient for each employee of the Service Recipient in the plan.

The Service Recipient will be billed each month that current employees are covered by the plan.  The cost for the run out of claims will be billed to the Service Recipient, i.e.,

the Service Recipient will be billed for the Service Recipient’s claims that were incurred while the Linde coverage was in effect but are paid after the Linde coverage ends; provided that the Service Recipient will not be billed under this Agreement for any claims by the Service Recipient’s employees that were actually incurred prior to the Closing Date and relating to the period of time prior to the Closing Date but paid after the Closing to the extent required to be assumed by “Seller” (as defined in the SPA) pursuant to Section 7.8(a) of the SPA.

(f)                                    Met Life Insurance

Actual premiums paid to Met Life for employees of the Service Recipient will be billed to the Service Recipient.

(g)                                 Spectera Vision

Actual premiums paid to Spectera for employees of the Service Recipient will be billed to the Service Recipient.

(h)                                 Flexible Spending Account

Administration costs and claims will be billed to the Service Recipient.

(i)                                     United Behavioral Health (EAP)

Actual premiums paid UBH for employees of the Service Recipient will be billed to the Service Recipient.

(j)                                     Ameriprise 401K

This benefit will not be offered during the transition period.

(k)                                  Pension

The Linde Pension Plan is currently frozen.  Linde will be responsible for any ongoing expenses.